Exhibit 4.2

RESTRICTED STOCK AGREEMENT

This Restricted Stock Agreement (this “Agreement”) is made effective as of _______________ (the “Effective Date”), by and between Streamline Health Solutions, Inc., a Delaware corporation (the “Company”), and 180 Consulting, LLC, a Georgia limited liability company (“180”). Unless otherwise defined herein, capitalized terms used herein shall have the meanings ascribed to them in the Master Services Agreement (as defined below).

RECITALS

WHEREAS, in connection with the specified compensation terms under that certain Master Services and Non-Disclosure Agreement by and among the Company and 180, dated ______________ and related statements of work thereunder (collectively, the “Master Services Agreement”), the Company agreed to issue to 180, ___________ shares of the Company’s common stock (the “Shares”) as part of the Equity Portion (as defined in the Master Services Agreement) of compensation to 180; and

WHEREAS, the Company and 180 desire to have the Company issue the Shares subject to the restrictions set forth herein and acknowledge and agree that the Shares shall be subject to the terms and conditions set forth in this Agreement.

Now, therefore, in consideration of the mutual covenants and representations set forth below, the Company and 180 agree as follows:

1. Restricted Stock Issuance . All Shares issued hereunder shall be deemed issued to 180 as fully paid and non-assessable shares, and 180 shall have all rights of a stockholder with respect thereto, subject to Section 2 below. The term “Shares,” in addition to the Shares issued pursuant to this Agreement, also refers to all new, substituted or additional securities received in replacement of the Shares, as a stock dividend or as a result of any stock split, recapitalization, merger, reorganization, exchange for other securities, by reclassification, or the like, and all new, substituted or additional securities or other properties to which 180 is entitled by reason of 180’s ownership of the Shares.

2. Restrictions. No Shares issued to 180 hereunder shall be sold, transferred by gift, pledge, hypothecated, or otherwise transferred or disposed of by 180.

3. Representations and Warranties of 180. In connection with the issuance of the Shares hereunder, 180 represents, warrants and acknowledges to the Company that:

3.1 180 possesses all requisite capacity, power and authority (corporate and other) to execute and deliver this Agreement and to perform its obligations hereunder;

3.2 the execution and delivery by 180 of this Agreement and the performance by 180 of its obligations in this Agreement contemplated hereby have been duly and validly authorized by all necessary corporate and other action on the part of 180;

3.3 neither the execution and delivery by 180 of this Agreement, nor the performance by 180 of its obligations hereunder will (i) conflict with or violate any provision of 180’s articles of organization, by-laws, voting agreements or similar documents, instruments or agreements relating to the organization or governance of 180 (collectively, the “180 Organizational Documents”), each as amended or restated to date, (ii) require on the part of 180 any notice to or filing with, or any permit, authorization, consent or approval of, any governmental entity, or (iii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to 180 or any of its properties or assets, except in the cases of (ii) and (iii) where any violation or failure to deliver a notice or submit a filing would not cause a material adverse effect;

3.4 the Shares to be acquired by 180 pursuant to this Agreement will be acquired for 180’s own account and not with a view to, or intention of, distribution thereof in violation of the Securities Act of 1933, as amended (the “Act”), or any other applicable securities laws, and the Shares will not be disposed of in contravention of the Act or any applicable securities laws;

3.5 180 is an “accredited investor” within the meaning of Regulation D under the Act; and

3.6 the Shares are not registered under the Act on the basis that the issuance of securities hereunder is exempt from registration under the Act pursuant to Section 4(a)(2) thereof and the rules and regulations promulgated thereunder, and that the Company’s reliance on such exemption is predicated on the 180’s representations set forth herein.

4. Representations and Warranties of the Company. In connection with the issuance of the Shares hereunder, the Company represents, warrants and acknowledges to 180 that:

4.1 the Company is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation and has all requisite power and authority (corporate and other) to carry on the businesses in which it is engaged and to own and use the properties owned and used by it, and is qualified to do business and is in good standing in every jurisdiction in which the operation of the business of the Company requires it to be so qualified;

4.2 the Company has all requisite capacity, power and authority (corporate or other) to execute and deliver this Agreement, to perform its obligations hereunder, and to issue the Shares to 180;

4.3 the execution and delivery by the Company of this Agreement, the performance by the Company of its obligations in this Agreement, and the issuance of the Shares contemplated hereby have been duly and validly authorized by all necessary corporate and other action on the part of the Company;

4.4 neither the execution and delivery by the Company of this Agreement, nor the performance by the Company of its obligations hereunder, nor the issuance of the Shares contemplated hereby, will (i) conflict with or violate any provision of the Company’s articles of incorporation, by-laws, voting agreements or similar documents, instruments or agreements relating to the organization or governance of the Company (collectively, the “Organizational Documents”), each as amended or restated to date, (ii) require on the part of the Company any notice to or filing with, or any permit, authorization, consent or approval of, any governmental entity, or (iii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company or any of its properties or assets, except in the cases of (ii) and (iii) where any violation or failure to deliver a notice or submit a filing would not cause a material adverse effect;

4.5 the Shares subject to issuance pursuant to Section 1 of this Agreement, upon issuance on the terms and conditions specified herein, will be duly authorized, validly issued, fully paid and non-assessable, free and clear of all liens and restrictions (other than restrictions on transfer imposed herein and under the Act or any other applicable securities laws), and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Delaware General Corporation Law, the Organizational Documents or any agreement to which the Company is a party or is otherwise bound;

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4.6 the Company has filed all registration statements, forms, reports, certifications and other documents (collectively, “SEC Reports”) required to be filed by the Company with the United States Securities and Exchange Commission (the “SEC”) and all of the Company’s SEC Reports (i) have been filed on a timely basis, (ii) at the time filed, complied as to form in all material respects with the requirements of the Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), applicable to such SEC Reports, and (iii) did not, at the time they were filed, contain any untrue statement of a material fact or omit to state a material fact required to be stated in such SEC Reports or necessary in order to make the statements in such SEC Reports, in light of the circumstances under which they were made, not misleading, in any material respect; and

4.7 the common stock of the Company, par value $0.01 per share, is registered pursuant to Section 12(b) of the Exchange Act, and the Company has not (i) received any written notification that the SEC is contemplating terminating such registration or (ii) received written notice from The NASDAQ Stock Market LLC (“Nasdaq”) to the effect that the Company is not in compliance with the listing or maintenance requirements of such market or exchange.

5. Legends on Certificates. 180 acknowledges and agrees that the certificate(s) evidencing the Shares shall, in addition to any legend required to be placed thereon by federal or state securities laws, be endorsed with the legend substantially as follows:

THE SHARES REPRESENTED HEREBY HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR ANY STATE SECURITIES LAWS, AND, PURSUANT TO THE TERMS AND CONDITIONS OF THAT CERTAIN RESTRICTED STOCK AGREEMENT BETWEEN THE COMPANY AND THE HOLDER, MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF.

6. RESERVED.

7. RESERVED.

8. General Provisions.

8.1 Notices. All notices, requests, demands, claims, and other communications hereunder shall be in writing (including by email). Any notice, request, demand, claim or other communication hereunder shall be deemed duly received on the date of receipt by the recipient thereof if received on a business day in the place of receipt prior to 5:00 p.m. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding business day in the place of receipt.

If to the Company, to:

Streamline Health Solutions, Inc.

11800 Amber Park Drive, Suite 125

Alpharetta, GA 30009

Attention: Thomas Gibson

Email: thomas.gibson@streamlinhealth.net

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With a copy (which shall not constitute notice) to:

Morris, Manning & Martin, LLP

3343 Peachtree Road, N.E.

1600 Atlanta Financial Center

Atlanta, Georgia 30326

Attention: Naveen Pogula

Phone: (404) 504-7756

Facsimile: (404) 365-9532

E-Mail: npogula@mmmlaw.com

If to 180, to:

180 Consulting, LLC

121 Greenway Blvd.

Carrollton, GA 30117

Attention: Justin Park, General Counsel

Email: jpark@180c.io

8.2 Further Assurances. From time to time after the date hereof, upon reasonable notice and without further consideration, 180 and the Company shall execute and deliver any other document or instrument and shall take any other action as may be necessary in the reasonable discretion of the Company or any stock transfer agent to give effect to or evidence the provisions of this Agreement.

8.3 Assignment. Except as otherwise expressly provided herein, neither party may assign rights or delegate duties arising hereunder without the prior written consent of the other party. Any assignment or delegation of any right, duty, or claim arising hereunder without such consent shall be void.

8.4 Entire Agreement. This Agreement and the Master Services Agreement constitute the exclusive statement of the agreement of the Company and 180 concerning the matters set forth herein, including with respect to rights of and restrictions on the Shares and supersedes all other agreements, oral or written, among or between any of them concerning rights of and restrictions on the Shares. Except for the Master Services Agreement, which remains in full force and effect, all negotiations among or between any of the Company and 180 are superseded by this Agreement, and there are no representations, promises, understandings, or other agreements, oral or written, in relation thereto among or between any of them other than those incorporated herein.

8.5 Modification and Waiver. No amendment, modification, or waiver of this Agreement shall be effective unless made in a written instrument which specifically references this Agreement and which is signed by the Company and 180. Except as expressly provided herein, the failure of the Company or 180 to enforce at any time, or for any period of time, any provisions of this Agreement shall not be construed as a waiver of any provision or of the right of any such party to enforce each and every provision of this Agreement.

8.6 Binding Effect. This Agreement shall be binding upon and inure to the benefit of 180 and its successors and assigns, shall be binding upon and inure to the benefit of the Company and its successors and assigns.

8.7 Governing Law. THIS AGREEMENT IS GOVERNED BY AND SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF GEORGIA EXCLUDING ANY CONFLICT OF LAWS RULE OR PRINCIPLE THAT MIGHT REFER THE GOVERNANCE OR THE CONSTRUCTION OF THIS AGREEMENT TO THE LAW OF ANOTHER JURISDICTION.

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8.8 Waiver of Jury Trial. The parties to this Agreement each hereby waive, to the fullest extent permitted by law, any right to trial by jury of any claim, demand, action, or cause of action (i) arising under this Agreement or (ii) in any way connected with or related or incidental to the dealings of the parties hereto in respect of this Agreement or any of the transactions related hereto, in each case whether now existing or hereafter arising, and whether in contract, tort, equity, or otherwise. The parties to this Agreement each hereby agree and consent that any such claim, demand, action, or cause of action shall be decided by court trial without a jury and that the parties to this Agreement may file an original counterpart of a copy of this Agreement with any court as written evidence of the consent of the parties hereto to the waiver of their right to trial by jury.

8.9 Severability and Reformation. If any provision of this Agreement, or the application thereof to any person or circumstance should, for any reason and to any extent, be invalid or unenforceable, the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected thereby, but rather shall be enforced to the greatest extent permitted by law.

8.10 Headings. The headings contained in this Agreement are intended solely for convenience of reference and shall not be considered in interpreting this Agreement.

8.11 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

8.12 Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to confer on any person, other than the Company and 180, any rights hereunder.

[Signatures on next page.]

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IN WITNESS WHEREOF, the parties have duly executed this Restricted Stock Agreement as of the day and year first set forth above.

COMPANY:	STREAMLINE HEALTH SOLUTIONS, INC.

By:
Name:
Title:

Address:

180:	180 CONSULTING, LLC

By:
Name:
Title:

Address:

[Signature Page to Restricted Stock Agreement]

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